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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the Securities
                             Exchange Act of 1934


       Date of Report (Date of earliest Event reported) February 1, 2000


                        Physicians Resource Group, Inc.
            (Exact name of registrant as specified in its charter)


        Delaware                       1-13778                   76-0456864
(State or other jurisdiction         (Commission               (IRS Employer
     of incorporation)               File Number)            Identification No.)


               14800 Landmark Blvd., Suite 500, Dallas, TX 75240
           (Address of principal executive offices)      (Zip Code)


       Registrant's telephone number, including area code (972) 892-7200
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Item 2.  Acquisition or Disposition of Assets

     Since January 1, 1999, the focus of Physicians Resource Group, Inc. (the "Company") has been on (I) the sale of medical practice assets and certain interests in surgery centers to the Company's affiliated practices ("Physician Buyouts") and (ii) the sale by the Company of certain interests in surgery centers to an unrelated third party. The Company has been successful in completing Physician Buyouts of over 45 medical practices and certain interests in over 20 ambulatory surgery centers related to those practices. In connection with these Physician Buyouts, all litigation and other disputes with the affiliated medical practices and surgery centers were resolved. Additionally, approximately $17 million in the principal amount of notes payable by the Company to the physicians or affiliated medical practices were canceled and the management services agreements between the Company and the affiliated medical practices were terminated. These Physician Buyouts and other sales generated approximately $60 million in cash, allowing the Company to retire approximately $9.5 million in bank indebtedness, as well as a $3.75 million, short-term loan the Company received from Resurgence Asset Management, L.L.C. ("Resurgence").

Item 3.  Bankruptcy or Receivership

     On February 1, 2000, the Company filed for reorganization under Chapter 11 in the United States Bankruptcy Court for the Northern District of Texas (the "Bankruptcy Court"). The case has been assigned to United States Bankruptcy Judge Robert C. McGuire. The consolidated caption is in re Physicians Resource Group, Inc., et al., Case No. 00-30748-RCM-11.

     The Company's bankruptcy filings indicate that at the filing date the Company had approximately $134,769,000 million in assets (excluding the value of claims the Company has against affiliated practices that have not consummated Physician Buyouts) and liabilities in excess of $135,762,000. While in bankruptcy, the Company will file monthly operating statements with the Bankruptcy Court.

Item 5.  Other Events

     On January 31, 2000, the Company entered into a definitive Acquisition Agreement (the "Acquisition Agreement") with AmSurg Corp. ("AmSurg") related to the sale of the Company's interest in 11 ambulatory surgery centers. In connection with entry into the Acquisition Agreement, AmSurg and the Company entered into a Management Agreement under which, effective January 1, 2000, AmSurg began managing the operations of 15 surgery centers affiliated with PRG, 11 of which are to be purchased pursuant to the terms of the Acquisition Agreement. The Acquisition Agreement provides that upon completion of satisfactory due diligence, AmSurg may purchase from the Company interests held by the Company in additional surgery centers. The Acquisition Agreement and Management Agreement are subject to bankruptcy court approval. Although these and a number of other conditions must be satisfied prior to the consummation of the transaction, the Company anticipates that closing could occur by May 2000. Proceeds from consummation of this transaction are estimated to be up to $40,000,000 in cash.

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     Since December 1998, PRG has been in discussions with Resurgence, which owns or manages in excess of $92 million principal amount of the $125 million principal amount of the Company's 6% Convertible Subordinated Debentures due 2001 (the "Debentures"). The Company elected not to pay interest on the Debentures that was due June 1 and December 1, 1999 and, as of the date of this report, the Debentures are in default. The Company expects to finalize and implement a consensual restructuring agreement with Resurgence.

     Lucius E. Burch, III and David M. Dulaney, M.D. have resigned as members of the Board of Directors of the Company, but have agreed to serve as senior consultants to the Board of Directors.

Item 7.  Financial Statements and Exhibits

     (c)  Exhibits:

          99.1 Acquisition Agreement dated January 31, 2000 between AmSurg Corp., Physicians Resource Group, Inc. and certain other signatories
          99.2 Press Release dated February 1, 2000

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                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                    PHYSICIANS RESOURCE GROUP, INC.


DATE: February 11, 2000             By: /s/ David Meyer
                                       ---------------------------
                                    Title:  Chairman of the Board
                                            ----------------------

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